Shareholder Meeting Results (unaudited)

The Annual Meeting of Shareholders of Tax-Free Trust of Oregon (the 'Trust') was held on April 23, 2007.
The holders of shares representing 81% of the total net asset value of the shares entitled to vote were present in person or by proxy. At the meeting, the following matters were voted upon and approved by the shareholders
(the resulting votes for are presented below).

1. To elect Trustees.

Dollar Amount of  Votes:

		Trustee					For		Withheld

		Gary C. Cornia		$344,117,536		$2,039,568
		James A. Gardner		$344,103,693		$2,053,412
		Diana P. Herrmann		$343,597,645		$2,559,460
		Edmund P. Jensen		$344,198,323		$1,958,771
		Timothy J. Leach		$344,144,547		$2,012,557
		John W. Mitchell		$344,215,399		$1,941,695
		Ralph R. Shaw		$344,156,469		$2,000,625
		Nancy Wilgenbusch		$344,094,252		$2,062,853

2. To ratify the selection of Tait, Weller & Baker LLP as the
   Trust's independent registered public accounting firm.


Dollar Amount of  Votes:

		For			Against		Abstain

	$341,353,383			$546,300		$4,257,421